Exhibit 99.1

ImmunoGen Reports Recent Progress and Third Quarter 2018 Operating Results

Initial Data from FORWARD II Expansion Cohort of Mirvetuximab Soravtansine with KEYTRUDA® Reported at ESMO

Phase 1 Data for IMGN779 and IMGN632 to be Presented in Oral Sessions at ASH

Conference Call to be Held at 8:00 a.m. ET Today

Waltham, Mass. — November 2, 2018 — ImmunoGen, Inc., (Nasdaq: IMGN), a leader in the expanding field of antibody-drug conjugates (ADCs) for the treatment of cancer, today reviewed recent progress in the business and reported operating results for the quarter ended September 30, 2018.

“With the completion of enrollment in FORWARD I, we have initiated the activities required to support a BLA filing and launch mirvetuximab soravtansine in ovarian cancer. Over the last three months, we have completed the product validation runs for drug substance, put in place operational metrics and resources to ensure timely assessment of the primary endpoint for the study, and moved ahead with pre-launch commercial planning,” said Mark Enyedy, ImmunoGen’s President and Chief Executive Officer. “In parallel, we continued to execute across the remainder of the business, including presentation of initial data from the FORWARD II KEYTRUDA combination at ESMO, accelerating accrual in the FORWARD II triplet cohort, and advancing our next ADC into preclinical development in collaboration with MacroGenics. Looking ahead to the fourth quarter and the coming year, with a strong cash runway, we are well-positioned to deliver on our strategic priorities and look forward to oral presentations for our novel IGN assets, IMGN779 and IMGN632, at ASH in December and to announcing top-line results from FORWARD I during the first half of 2019.”

PIPELINE PROGRESS AND PARTNER-RELATED UPDATES

•                  Favorable tolerability and encouraging anti-tumor activity data from the FORWARD II expansion cohort of mirvetuximab soravtansine in combination with Merck’s anti-PD-1 therapy, KEYTRUDA® (pembrolizumab), in patients with platinum-resistant ovarian cancer were presented at the 2018 European Society for Medical Oncology (ESMO) Congress in October. The goal of the combination is to prolong clinical benefit of the ADC in later-line patients through concomitant activation of the immune system.

•                  The Food and Drug Administration (FDA) has granted orphan-drug designation to IMGN632 for the treatment of acute myeloid leukemia (AML).

•                  ImmunoGen and MacroGenics advanced the IMGC936 (ADAM9-targeting ADC) program into IND-enabling activities. ADAM9-positive tumor types include non-small cell lung, triple-negative breast, gastric, and pancreatic cancers.

•                  ImmunoGen presented preclinical data related to an epithelial cell adhesion molecule (EpCAM)-targeting Probody drug conjugate (PDC) at the European Antibody Congress in October. The EpCAM-targeting PDC integrates the PROBODY™ technology developed by CytomX, which enables the selection of targets previously thought to be incompatible with ADC development due to high normal tissue expression.

•                  Roche announced in October that the Phase 3 KATHERINE study met its primary endpoint showing that KADCYLA® (trastuzumab emtansine) as a single agent significantly reduced the risk of disease recurrence or death (invasive disease-free survival, iDFS) compared to HERCEPTIN® (trastuzumab) as an adjuvant treatment in people with HER2-positive early breast cancer who have residual disease present following neoadjuvant treatment.

ANTICIPATED UPCOMING EVENTS

•                  Oral presentation of data from IMGN779 Phase 1 dose finding study at the 2018 American Society of Hematology (ASH) Annual Meeting;

•                  Oral presentation of initial data from IMGN632 Phase 1 dose finding study at the 2018 ASH Annual Meeting and preclinical poster sessions related to IMGN632;

•                  Complete enrollment in the FORWARD II cohort assessing a triplet combination of mirvetuximab plus carboplatin and AVASTIN® (bevacizumab) in patients with recurrent platinum-sensitive ovarian before the end of 2018, and report initial data in mid-2019;

•                  Initiate a new expansion cohort in the FORWARD II study to evaluate mirvetuximab plus AVASTIN in patients with recurrent ovarian cancer in 1Q 2019; and

•                  Report top-line results from Phase 3 FORWARD I trial of mirvetuximab soravtansine in 1H 2019.

FINANCIAL RESULTS

Revenues for the quarter ended September 30, 2018 were $10.9 million, compared with $8.5 million for the quarter ended September 30, 2017. License and milestone fees of $0.7 million for the third quarter of 2018 included recognition of a $0.5 million milestone pursuant to a license agreement with Fusion Pharmaceuticals. Revenues in the third quarter of 2018 included $8.4 million in non-cash royalty revenues, compared with $6.5 million for the same quarter in 2017. Revenues for the third quarter of 2018 also included $0.4 million of research and development (R&D) support fees and $1.4 million of clinical materials revenue, compared with $0.7 million and $1.2 million, respectively, for the same quarter in 2017.

Operating expenses for the third quarter of 2018 were $56.5 million, compared with $39.6 million for the same quarter in 2017. The increase was driven by R&D expenses, which were $47.2 million in the third quarter of 2018, compared with $31.7 million for the third quarter of 2017. This increase was primarily due to higher antibody and cytotoxic manufacturing costs in support of commercial validation runs for mirvetuximab soravtansine, along with higher clinical trial costs related to the FORWARD II combination assessments and, to a lesser extent, expenses resulting from stock-based compensation. General and administrative expenses in the third quarter of 2018 were $8.3 million, compared to $7.9 million in the same quarter of 2017. Operating expenses for the third quarter of 2018 also included a $0.9 million restructuring charge due to the workforce reduction related to the previously announced decommissioning of the Company’s Norwood facility.

ImmunoGen reported a net loss of $46.8 million, or $0.32 per basic and diluted share, for the third quarter of 2018, compared with a net loss of $56.7 million, or $0.61 per basic and diluted share, for the same quarter last year. Weighted average shares outstanding increased to 147.2 million from 93 million in those quarters.

ImmunoGen had $303.2 million in cash and cash equivalents as of September 30, 2018, compared with $267.1 million as of December 31, 2017, and had $2.1 million of convertible debt outstanding in each period. Cash used in operations was $125.1 million for the first nine months of 2018, compared with cash provided from operations of $37.1 million for the same period in 2017. The prior period benefited from a $30 million paid-up license fee received from Sanofi, a $75 million upfront payment received from Jazz Pharmaceuticals, and a $25 million upfront payment received from Debiopharm. Capital expenditures were $4.2 million and $0.8 million for the nine months ended September 30, 2018 and 2017, respectively.

FINANCIAL GUIDANCE

ImmunoGen has updated its cash and revenue guidance for 2018. ImmunoGen now expects:

•                  cash and cash equivalents at December 31, 2018 to be between $250 million and $255 million; and

•                  revenues between $50 million and $55 million.

Guidance for operating expenses remains unchanged:

•                  operating expenses between $215 and $220 million.

ImmunoGen expects that its current cash combined with the expected cash revenues from partners and collaborators will enable the Company to fund its operations at least a year beyond the top-line results from the Phase 3 FORWARD I trial, which are expected in the first half of 2019.

CONFERENCE CALL INFORMATION

ImmunoGen will hold a conference call today at 8:00 am ET to discuss these results. To access the live call by phone, dial 323-794-2423; the conference ID is 8582527. The call may also be accessed through the Investors section of the Company’s website, www.immunogen.com. Following the live webcast, a replay of the call will be available at the same location through November 16, 2018.

ABOUT IMMUNOGEN

ImmunoGen is developing the next generation of antibody-drug conjugates (ADCs) to improve outcomes for cancer patients. By generating targeted therapies with enhanced anti-tumor activity and favorable tolerability profiles, we aim to disrupt the progression of cancer and offer our patients more good days. We call this our commitment to “target a better now.” Our lead product candidate, mirvetuximab soravtansine, is in a Phase 3 study for folate receptor alpha (FRα)-positive platinum resistant ovarian cancer, and in Phase 1b/2 testing in combination regimens. Our novel IGN candidates for hematologic malignancies, IMGN779 and IMGN632, are in Phase 1 studies.

Learn more about who we are, what we do, and how we do it at www.immunogen.com.

KEYTRUDA® is a registered trademark of Merck Sharp & Dohme Corp., a subsidiary of Merck & Co., Inc., Kenilworth, NJ, USA. KADCYLA®, HERCEPTIN®, and AVASTIN® are registered trademarks of Genentech, a member of the Roche Group. PROBODY™ is a trademark of CytomX Therapeutics, Inc.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements based on management’s current expectations. These statements include, but are not limited to, ImmunoGen’s expectations related to: the Company’s revenues and operating expenses for the twelve months ending December 31, 2018; its cash and marketable securities as of December 31, 2018; the occurrence, timing and outcome of potential pre-clinical, clinical and regulatory events related to the Company’s and its collaboration partners’ product programs; and the presentation of preclinical and clinical data on the Company’s and collaboration partners’ product candidates. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause ImmunoGen’s actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the timing and outcome of ImmunoGen’s and the Company’s collaboration partners’ research and clinical development processes; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies, clinical trials and regulatory processes; ImmunoGen’s ability to financially support its product programs; ImmunoGen’s dependence on collaborative partners; industry merger and acquisition activity; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the year ended December 31, 2017 and other reports filed with the Securities and Exchange Commission.

INVESTOR RELATIONS CONTACT

Sarah Kiely

781-895-0600

sarah.kiely@immunogen.com

OR

THRUST Strategic Communications

Chelcie Lister

910-777-3049

chelcie@thrustsc.com

MEDIA CONTACT

Courtney O’Konek

781-895-0600

courtney.okonek@immunogen.com

OR

FTI Consulting

Robert Stanislaro

212-850-5657

robert.stanislaro@fticonsulting.com

ImmunoGen, Inc. Reports Financial Results for Quarter and Nine Months Ended September 30, 2018

IMMUNOGEN, INC.

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,	December 31,
	2018	2017
ASSETS

Cash and cash equivalents	$303,205	$267,107
Other assets	36,659	27,569

Total assets	$339,864	$294,676

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

Current portion of deferred revenue	$1,713	$1,405
Other current liabilities	68,657	54,365
Long-term portion of deferred revenue	80,592	93,752
Other long-term liabilities	142,014	163,049
Shareholders’ equity (deficit)	46,888	(17,895)

Total liabilities and shareholders’ equity (deficit)	$339,864	$294,676

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenues:
License and milestone fees	$672	$79	$13,533	$49,889
Non-cash royalty revenue	8,441	6,503	22,873	20,555
Research and development support	388	650	1,159	3,030
Clinical materials revenue	1,427	1,248	2,465	2,525

Total revenues	10,928	8,480	40,030	75,999

Expenses:
Research and development	47,243	31,689	130,775	99,896
General and administrative	8,347	7,908	26,994	24,863
Restructuring charge	870	—	3,287	386

Total operating expenses	56,460	39,597	161,056	125,145

Loss from operations	(45,532)	(31,117)	(121,026)	(49,146)

Non-cash debt conversion expense	—	(22,191)	—	(22,191)
Non-cash interest expense on liability related to sale of future royalty & convertible bonds	(2,546)	(3,385)	(8,203)	(10,461)
Interest expense on convertible bonds	(23)	(762)	(70)	(3,012)
Other income (loss), net	1,294	773	2,255	1,916

Net loss	$(46,807)	$(56,682)	$(127,044)	$(82,894)

Net loss per common share, basic and diluted	$(0.32)	$(0.61)	$(0.92)	$(0.93)

Weighted average common shares outstanding, diluted	147,220	93,001	137,472	89,133